MORGAN STANLEY SELECT EQUITY TRUST
                   STRATEGIC GROWTH LARGE-CAP PORTFOLIO 2001-4
                            REFERENCE TRUST AGREEMENT

                  This Reference Trust Agreement dated , 2001 between MORGAN STANLEY DW INC., as Depositor, and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Sears Equity Investment Trust, Trust Indenture and Agreement" dated January 22, 1991, as amended on March 16, 1993 and July 18, 1995 (the "Basic Agreement"). Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                                WITNESSETH THAT:
                                ---------------

                  In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                       I.

                     STANDARD TERMS AND CONDITIONS OF TRUST

                  Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the Basic Agreement is hereby amended in the following manner:

                    A.  Article  I,  Section  1.01,   paragraph   (29)  defining
               "Trustee" shall be amended as follows:

                    "'Trustee' shall mean The Chase Manhattan Bank, or any successor trustee appointed as hereinafter provided."

                    B. Reference to United States Trust Company of New York in its capacity as Trustee is replaced by The Chase Manhattan Bank throughout the Basic Agreement.

                    C. Reference to "Morgan Stanley Dean Witter Select Equity Trust" is replaced by "Morgan Stanley Select Equity Trust".

                    D. Section 3.01 is amended to substitute the following:


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                    Section 3.01. Initial Cost The costs of organizing the Trust and sale of the Trust Units shall, to the extent of the expenses reimbursable to the Depositor provided below, be borne by the Unit Holders, provided, however, that, to the extent all of such costs are not borne by Unit Holders, the amount of such costs not borne by Unit Holders shall be borne by the Depositor and, provided further, however, that the liability on the part of the Depositor under this section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. Upon notification from the Depositor that the primary offering period is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Principal Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value,  as  determined  under  Section  4.01  as of the  date  of
               distribution,    sufficient   for   such    reimbursement.    The
               reimbursement provided for in this section shall be for the account of the Unitholders of record at the conclusion of the primary offering period and shall not be reflected in the computation of the Unit Value prior thereto. As used herein, the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial
               preparation  and  typesetting  of  the  registration   statement,
               prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash
               which  the   Depositor   has   identified   as  to  be  used  for
               reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for redemption.


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                    E.  Reference to "Dean Witter  Reynolds Inc." is replaced by
               "Morgan Stanley DW Inc."

                    F. Section  2.03 is amended to add the  following to the end of the first paragraph thereof. The number of Units may be increased through a split of the Units of decreased through a reverse split thereof, as directed by the Depositor, which revised number of Units shall be recorded by Trustee on its books.


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                                       II.

                      SPECIAL TERMS AND CONDITIONS OF TRUST

                    The following special terms and conditions are hereby agreed to:

                    A. The Trust is  denominated  Morgan  Stanley  Select Equity
               Trust Strategic Growth Large-Cap Portfolio 2001-4 (the "Strategic Growth Trust").

                    B. The publicly  traded  stocks  listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

                    C. The term, "Depositor" shall mean Morgan Stanley DW Inc.

                    D. The  aggregate  number of Units  referred  to in Sections
               2.03 and 9.01 of the Basic Agreement is         for the Strategic
               Growth Trust.

                    E. A Unit is hereby  declared  initially  equal to 1/     th
               for the Strategic Growth Trust.

                    F. The term "In-Kind Distribution Date" shall mean    ,    .

                    G. The term  "Record  Dates"  shall mean       ,       ,
                   ,          ,             ,            and        ,        and
               such other date as the Depositor may direct.

                    H. The term  "Distribution  Dates shall mean        ,      ,
                   ,            ,            ,            and         ,      and
               such other date as the Depositor may direct.

                    I. The term "Termination Date" shall mean         ,        .

                    J. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

                    K. The  Trustee's  annual fee as defined in Section  6.04 of the Indenture shall be $ per 100 Units if the greatest number of Units outstanding during the period is 10,000,000 or more; $ per 100 Units if the greatest number of Units outstanding during the period is between 5,000,000 and 9,999,999; and $ per 100

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               Units if the  greatest  number of Units  outstanding  during  the period is 4,999,999 or less.

                    L. For a Unit Holder to receive "in-kind" distribution during the life of the Trust other than in connection with a rollover, such Unit Holder must tender at least 25,000 Units for redemption. On the In-Kind Date there is no minimum amount of Units that a Unit Holder must tender in order to receive an "in-kind" distribution.

                    M. Paragraph (b)(ii) of Section 9.03 is amended to provide that the period during which the Trustee shall liquidate the Trust Securities shall not exceed 14 business days commencing on the first business day following the In-Kind Date.

               (Signatures and acknowledgments on separate pages)